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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (AMENDMENT NO. 11)

                            ALLCITY INSURANCE COMPANY
                                (Name of Issuer)

         COMMON SHARES, $1 PAR VALUE                           016752107
       (Title of class of securities)                        (CUSIP number)

                            ANDREA A. BERNSTEIN, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                               NEW YORK, NY 10153
                                 (212) 310-8000
            (Name, address and telephone number of person authorized
                     to receive notices and communications)


                                  JUNE 11, 2003
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

Check the following box if a fee is being paid with the statement   [_].

(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: When filing this statement in paper format, six copies of this statement, including exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.



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

      --------------------------------------------------------------------------                 -----------------------------------
      CUSIP No. 016752107                                                             13D
      --------------------------------------------------------------------------                 -----------------------------------

      --------------- ---------------------------------------------------------- ---------------------------------------------------
            1         NAME OF REPORTING PERSON:                                  LEUCADIA NATIONAL CORPORATION
                      ---------------------------------------------------------- ---------------------------------------------------
                      S.S. OR I.R.S. IDENTIFICATION NO.

                      OF ABOVE PERSON:
      --------------- ------------------------------------------------------------------------------------------------------------ -
            2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (A) [X]

                                                                                                                        (B) [_]
      --------------- --------------------------------------------------------------------------------------------------------------
            3         SEC USE ONLY
      --------------- ------------------------------------ -------------------------------------------------------------------------
            4         SOURCE OF FUNDS:                     WC
      --------------- ------------------------------------------------------------------------------------------------------------ -
            5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):               [_]
      --------------- ---------------------------------------------------------- ---------------------------------------------------
            6         CITIZENSHIP OR PLACE OF ORGANIZATION:                      NEW YORK
      --------------------------- -------- ----------------------------------------------------- -----------------------------------
              NUMBER OF              7     SOLE VOTING POWER:                                    312,611

                SHARES
                                  -------- ----------------------------------------------------- -----------------------------------
             BENEFICIALLY            8     SHARED VOTING POWER:                                  6,458,808

               OWNED BY
                                  -------- ----------------------------------------------------- -----------------------------------
                 EACH                9     SOLE DISPOSITIVE POWER:                               312,611

              REPORTING
                                  -------- ----------------------------------------------------- -----------------------------------
             PERSON WITH            10     SHARED DISPOSITIVE POWER:                             6,458,808
      --------------- -------------------------------------------------------------------------- -----------------------------------
            11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   6,771,419
      --------------- ------------------------------------------------------------------------------------------------------------ -
            12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                [_]
      --------------- ------------------------------------------------------------------------------------------------------------ -
            13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                95.7%
      --------------- ---------------------------------------------------------- ---------------------------------------------------
            14        TYPE OF REPORTING PERSON:                                  CO
      --------------- ---------------------------------------------------------- ---------------------------------------------------


                                       2

      --------------------------------------------------------------------------                 -----------------------------------
      CUSIP No. 016752107                                                             13D
      --------------------------------------------------------------------------                 -----------------------------------

      --------------- ---------------------------------------------------------- ---------------------------------------------------
            1         NAME OF REPORTING PERSON:                                  WMAC INVESTMENT CORPORATION
                      ---------------------------------------------------------- ---------------------------------------------------
                      S.S. OR I.R.S. IDENTIFICATION NO.

                      OF ABOVE PERSON:
      --------------- ------------------------------------------------------------------------------------------------------------ -
            2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                              (A) [X]

                                                                                                                     (B) [_]
      --------------- --------------------------------------------------------------------------------------------------------------
            3         SEC USE ONLY
      --------------- ------------------------------------ -------------------------------------------------------------------------
            4         SOURCE OF FUNDS:                     N/A
      --------------- ------------------------------------------------------------------------------------------------------------ -
            5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):            [_]
      --------------- ---------------------------------------------------------- ---------------------------------------------------
            6         CITIZENSHIP OR PLACE OF ORGANIZATION:                      WISCONSIN
      --------------------------- -------- ----------------------------------------------------- -----------------------------------
              NUMBER OF              7     SOLE VOTING POWER:                                    0

                SHARES
                                  -------- ----------------------------------------------------- -----------------------------------
             BENEFICIALLY            8     SHARED VOTING POWER:                                  299,370

               OWNED BY
                                  -------- ----------------------------------------------------- -----------------------------------
                 EACH                9     SOLE DISPOSITIVE POWER:                               0

              REPORTING
                                  -------- ----------------------------------------------------- -----------------------------------
             PERSON WITH            10     SHARED DISPOSITIVE POWER:                             299,370
      --------------- -------------------------------------------------------------------------- -----------------------------------
            11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   299,370
      --------------- ------------------------------------------------------------------------------------------------------------ -
            12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                              [_]
      --------------- ------------------------------------------------------------------------------------------------------------ -
            13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                            4.2%
      --------------- ---------------------------------------------------------- ---------------------------------------------------
            14        TYPE OF REPORTING PERSON:                                  CO
      --------------- ---------------------------------------------------------- ---------------------------------------------------

                                       3

-------------------------------------------------------------------------------                -------------------------------------
CUSIP No. 016752107                                                                  13D
-------------------------------------------------------------------------------                -------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                                   PHLCORP, INC.
------------------- -------------------------------------------------------------------------- -------------------------------------
                    S.S. OR I.R.S. IDENTIFICATION NO.

                    OF ABOVE PERSON:
------------------- ------------------------------------------------------------------------------------------------------------- --
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                    (A) [X]

                                                                                                                         (B) [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY
------------------- ------------------------------------- --------------------------------------------------------------------------
        4           SOURCE OF FUNDS:                      N/A
------------------- ------------------------------------------------------------------------------------------------------------- --
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                  [_]
------------------- ----------------------------------------------------------- ----------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:                       PENNSYLVANIA
-------------------------------- -------- ---------------------------------------------------- -------------------------------------
           NUMBER OF                7     SOLE VOTING POWER:                                   0

            SHARES
-------------------------------- -------- ---------------------------------------------------- -------------------------------------
         BENEFICIALLY               8     SHARED VOTING POWER:                                 6,458,808

           OWNED BY
------------------------------- -------- ---------------------------------------------------- --------------------------------------
             EACH                   9     SOLE DISPOSITIVE POWER:

           REPORTING
-------------------------------- -------- ---------------------------------------------------- -------------------------------------
          PERSON WITH              10     SHARED DISPOSITIVE POWER:                            6,458,808
------------------- -------------------------------------------------------------------------- -------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   6,458,808
------------------- ------------------------------------------------------------------------------------------------------------- --
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                   [_]
------------------- ------------------------------------------------------------------------------------------------------------- --
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                    91.2%
------------------- ----------------------------------------------------------- ----------------------------------------------------
        14          TYPE OF REPORTING PERSON:                                   CO
------------------- ----------------------------------------------------------- ----------------------------------------------------

                                       4

----------------------------------------------------------------------------------                ----------------------------------
CUSIP No. 016752107                                                                     13D
----------------------------------------------------------------------------------                ----------------------------------

---------------------- ----------------------------------------------------------- -------------------------------------------------
          1            NAME OF REPORTING PERSON:                                   330 MAD. PARENT CORP.
                       S.S. OR I.R.S. IDENTIFICATION NO.

                       OF ABOVE PERSON:
---------------------- -------------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                              (A) [X]

                                                                                                                      (B) [_]
---------------------- -------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY
---------------------- ------------------------------------- -----------------------------------------------------------------------
          4            SOURCE OF FUNDS:                      N/A
---------------------- -------------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
---------------------- ----------------------------------------------------------- -------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       DELAWARE
----------------------------------- -------- ---------------------------------------------------- ----------------------------------
            NUMBER OF                  7     SOLE VOTING POWER:                                   0

              SHARES
                                    -------- ---------------------------------------------------- ----------------------------------
           BENEFICIALLY                8     SHARED VOTING POWER:                                 6,159,438

             OWNED BY
                                    -------- ---------------------------------------------------- ----------------------------------
               EACH                    9     SOLE DISPOSITIVE POWER:                              0

            REPORTING
                                    -------- ---------------------------------------------------- ----------------------------------
           PERSON WITH                10     SHARED DISPOSITIVE POWER:                            6,159,438
---------------------- -------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   6,159,438
---------------------- -------------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                [_]
---------------------- -------------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                              87.0%
---------------------- ----------------------------------------------------------- -------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                   CO
---------------------- ----------------------------------------------------------- -------------------------------------------------


                                       5

----------------------------------------------------------------------------------                ----------------------------------
CUSIP No. 016752107                                                                     13D
----------------------------------------------------------------------------------                ----------------------------------

---------------------- ----------------------------------------------------------- -------------------------------------------------
          1            NAME OF REPORTING PERSON:                                   BALDWIN ENTERPRISES, INC.
                       S.S. OR I.R.S. IDENTIFICATION NO.

                       OF ABOVE PERSON:
---------------------- -------------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                  (A) [X]

                                                                                                                          (B) [_]
---------------------- -------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY
---------------------- ------------------------------------- -----------------------------------------------------------------------
          4            SOURCE OF FUNDS:                      N/A
---------------------- -------------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):               [_]
---------------------- ----------------------------------------------------------- -------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       COLORADO
----------------------------------- -------- ---------------------------------------------------- ----------------------------------
            NUMBER OF                  7     SOLE VOTING POWER:                                   0

              SHARES
                                    -------- ---------------------------------------------------- ----------------------------------
           BENEFICIALLY                8     SHARED VOTING POWER:                                 6,159,438

             OWNED BY
                                    -------- ---------------------------------------------------- ----------------------------------
               EACH                    9     SOLE DISPOSITIVE POWER:                              0

            REPORTING
                                    -------- ---------------------------------------------------- ----------------------------------
           PERSON WITH                10     SHARED DISPOSITIVE POWER:                            6,159,438
---------------------- -------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   6,159,438
---------------------- -------------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                               [_]
---------------------- -------------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                               87.0%
---------------------- ----------------------------------------------------------- -------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                   CO
---------------------- ----------------------------------------------------------- -------------------------------------------------

                                       6

----------------------------------------------------------------------------------                ----------------------------------
CUSIP No. 016752107                                                                     13D
----------------------------------------------------------------------------------                ----------------------------------

---------------------- ----------------------------------------------------------- -------------------------------------------------
          1            NAME OF REPORTING PERSON:                                   BELLPET, INC.
                       S.S. OR I.R.S. IDENTIFICATION NO.

                       OF ABOVE PERSON:
---------------------- -------------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                               (A) [X]

                                                                                                                       (B) [_]
---------------------- -------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY
---------------------- ------------------------------------- -----------------------------------------------------------------------
          4            SOURCE OF FUNDS:                      N/A
---------------------- -------------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):             [_]
---------------------- ----------------------------------------------------------- -------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       DELAWARE
----------------------------------- -------- ---------------------------------------------------- ----------------------------------
            NUMBER OF                  7     SOLE VOTING POWER:                                   0

              SHARES
                                    -------- ---------------------------------------------------- ----------------------------------
           BENEFICIALLY                8     SHARED VOTING POWER:                                 5,688,031

             OWNED BY
                                    -------- ---------------------------------------------------- ----------------------------------
               EACH                    9     SOLE DISPOSITIVE POWER:                              0

            REPORTING
                                    -------- ---------------------------------------------------- ----------------------------------
           PERSON WITH                10     SHARED DISPOSITIVE POWER:                            5,688,031


---------------------- -------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   5,688,031
---------------------- -------------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                            [_]
---------------------- -------------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          80.4%
---------------------- ----------------------------------------------------------- -------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                   CO
---------------------- ----------------------------------------------------------- -------------------------------------------------

                                       7

----------------------------------------------------------------------------------                ----------------------------------
CUSIP No. 016752107                                                                     13D
----------------------------------------------------------------------------------                ----------------------------------

---------------------- ----------------------------------------------------------- -------------------------------------------------
          1            NAME OF REPORTING PERSON:                                   EMPIRE INSURANCE COMPANY
                       S.S. OR I.R.S. IDENTIFICATION NO.

                       OF ABOVE PERSON:
---------------------- -------------------------------------------------------------------------------------------------------------
          2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                (A) [X]

                                                                                                                        (B) [_]
---------------------- -------------------------------------------------------------------------------------------------------------
          3            SEC USE ONLY
---------------------- ------------------------------------- -----------------------------------------------------------------------
          4            SOURCE OF FUNDS:                      N/A
---------------------- -------------------------------------------------------------------------------------------------------------
          5            CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                [_]
---------------------- ----------------------------------------------------------- -------------------------------------------------
          6            CITIZENSHIP OR PLACE OF ORGANIZATION:                       NEW YORK
----------------------------------- -------- ---------------------------------------------------- ----------------------------------
            NUMBER OF                  7     SOLE VOTING POWER:                                   0

              SHARES
                                    -------- ---------------------------------------------------- ----------------------------------
           BENEFICIALLY                8     SHARED VOTING POWER:                                 5,987,401

             OWNED BY
                                    -------- ---------------------------------------------------- ----------------------------------
               EACH                    9     SOLE DISPOSITIVE POWER:                              0

            REPORTING
                                    -------- ---------------------------------------------------- ----------------------------------
           PERSON WITH                10     SHARED DISPOSITIVE POWER:                            5,987,401
---------------------- -------------------------------------------------------------------------- ----------------------------------
         11            AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                   5,987,401
---------------------- -------------------------------------------------------------------------------------------------------------
         12            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                 [_]
---------------------- -------------------------------------------------------------------------------------------------------------
         13            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                  84.6%
---------------------- ----------------------------------------------------------- -------------------------------------------------
         14            TYPE OF REPORTING PERSON:                                   CO
---------------------- ----------------------------------------------------------- -------------------------------------------------


           This Amendment No. 11 (this "Amendment") amends the Schedule 13D, as amended (the "Schedule 13D"), filed with the Securities and Exchange Commission (the "Commission") by Leucadia National Corporation, a New York corporation ("Leucadia") and its subsidiaries, Phlcorp, Inc., WMAC Investment Corporation, 330 MAD. PARENT CORP., Baldwin Enterprises, Inc., BELLPET, Inc. and Empire Insurance Company (collectively, the "Controlling Entities"). This Amendment relates to the common stock, par value $1.00, of Allcity Insurance Company.

           This Amendment is being filed for the sole purpose of correcting a clerical error in Amendment No. 10 of the Schedule 13D/A, which was filed under cover of Schedule TO, filed with the Commission on June 11, 2003 ("Amendment No. 10"). Specifically, this Amendment restates the fourth disclosure item on the cover page of Amendment No. 10 as it relates to Leucadia. Except as set forth above, there are no changes to the information in the Schedule 13D.

Item 7.   Material to be Filed as Exhibits.
          --------------------------------

1. Agreement among the Controlling Entities with respect to the filing of this
Schedule 13D.

                                    SIGNATURE

           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

           Dated June 13, 2003

                              LEUCADIA NATIONAL CORPORATION

                              By:      /s/ Joseph A. Orlando
                                    ------------------------------------------
                              Name: Joseph A. Orlando
                              Title:Vice President and Chief Financial Officer

                                   SIGNATURE

           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

           Dated June 13, 2003

                                            WMAC INVESTMENT CORPORATION

                                            By:     /s/ Joseph A. Orlando
                                                  ------------------------------
                                            Name:  Joseph A. Orlando
                                            Title: President

                                   SIGNATURE

           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

           Dated June 13, 2003

                                            PHLCORP, INC.

                                            By:     /s/ Joseph A. Orlando
                                                   -----------------------------
                                            Name:  Joseph A. Orlando
                                            Title: Vice President

                                   SIGNATURE

           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

           Dated June 13, 2003

                                    330 MAD. PARENT CORP.

                                    By:      /s/ Patrick D. Bienvenue
                                            ------------------------------------
                                    Name:   Patrick D. Bienvenue
                                    Title:  Chairman of the Board, President
                                            and Treasurer

                                   SIGNATURE

           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

           Dated June 13, 2003

                                             BALDWIN ENTERPRISES, INC.

                                             By:     /s/ Joseph A. Orlando
                                                    ----------------------------
                                             Name:  Joseph A. Orlando
                                             Title: Vice President

                                   SIGNATURE

           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

           Dated June 13, 2003

                                       BELLPET, INC.

                                       By:      /s/ Patrick D. Bienvenue
                                               ---------------------------------
                                       Name:   Patrick D. Bienvenue
                                       Title:  Chairman of the Board, President
                                               and Treasurer

                                   SIGNATURE

           After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

           Dated June 13, 2003

                                        EMPIRE INSURANCE COMPANY

                                        By:     /s/ Douglas M. Whitenack
                                               ---------------------------------
                                        Name:  Douglas M. Whitenack
                                        Title: Chief Financial Officer